KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 27, 2026, with respect to the financial statements and financial highlights of Golden Eagle Dynamic Hypergrowth ETF, and related notes, incorporated herein by reference and to the references to our firm under the headers “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
/s/ KPMG LLP
Columbus, Ohio
April 23, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.